Volato Reports Operational KPIs for the Second Quarter 2024
Introduces Contribution KPI Demonstrating Improvements in Margin
Atlanta, GA – July 18, 2024 – Volato Group, Inc. (“Volato,” or the “Company”) (NYSE American: SOAR), a leading private aviation company and the largest HondaJet operator in the United States, today announced key performance indicators (KPIs) for the second quarter 2024.
Mark Heinen, Volato’s Chief Financial Officer, commented, “We were pleased to achieve another quarter of positive, consistent performance across all metrics, reflecting the sustained demand for Volato’s customer-designed, modern, and efficient flying experience. Notably, we achieved a new record in non-owner demand, which continues to contribute to our blended yield and helps us reward our owners with revenue sharing. We are also initiating the disclosure of a new Contribution metric, demonstrating sustained improvement in aircraft usage profit margin.”
Mr. Heinen continued, “With the upcoming deliveries of our HondaJet and Gulfstream aircraft, we removed one leased aircraft from our fleet, slightly reducing the size of our floating fleet at quarter-end in anticipation of the substantial number of new aircraft deliveries we expect in the second half of this year. With this visibility into deliveries and strength in our underlying metrics, we believe we have a solid foundation to build on this performance and deliver value to investors and customers.”

	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Total Flight Hours	1,307	1,712	2,103	2,919	2,747	3,504	2,926	3,052
Empty Percentage	40.2%	39.0%	41.2%	39.6%	36.6%	37.9%	35.1%	36.1%
Demand Mix:
Owner	80%	67%	55%	45%	55%	52%	50%	44%
Program & Ad Hoc	20%	33%	45%	55%	45%	48%	50%	56%
Blended Yield	$4,512	$4,926	$4,927	$5,042	$4,913	$5,348	$5,313	$5,330
Contribution	$(209)	$211	$153	$318	$226	$516	$584	$734
Floating Fleet Quarter End	11	11	15	18	20	24	26	25
Light Jet Market Share	1.1%	1.3%	1.7%	2.5%	2.5%	2.9%	2.5%	2.5%
Net Promoter Score	N/A	N/A	86	89	90	88	82	86

Empty Percentage
The Company defines Empty Percentage as non-occupied aircraft flight hours related to fulfillment of owner, program charter, and ad hoc charter flights divided by total flight hours related to this customer flying. All hours not related to customer flying, including but not limited to Vaunt, training, and maintenance flights, are excluded from the empty percentage calculation. The Company believes Empty Percentage is a useful metric to measure the efficiency of its fleet.
Demand Mix
The Company defines Demand Mix as the number of flight hours flown by owners or non-owners divided by the total number of flight hours. The Company believes Demand Mix is a useful metric to measure improvement in margin.
Blended Yield

The Company defines Blended Yield as the average occupied price per hour across all Volato product types: owner, program and ad hoc. The Company believes Blended Yield is a useful metric to measure revenue per flight hour.
Contribution
The Company defines Contribution as blended yield minus the variable unit cost per flight hour. The Company believes Contribution is a useful metric to measure improvements in margin.
Light Jet Floating Fleet
The Company defines Light Jet Floating Fleet as the fleet of light jet aircraft flown as directed exclusively by Volato at the end of the quarter.
Total Flight Hours
The Company defines Total Flight Hours as the actual flight time from the moment of aircraft lift-off at the departure airport until it touches ground at the end of a flight as measured by ARGUS. The Company believes Total Flight Hours are a useful metric to measure the usage of its programs and the scale of its fleet and revenue growth.
Light Jet Market Share
The Company defines Light Jet Market Share as the set of flights flown by light jets departing from and/or arriving at a US airport. The Company believes Light Jet Market Shares is a useful metric to measure the size of the business relative to the current market.
Net Promoter Score
The Company defines Net Promoter Score as a measure of customer loyalty, sourced internally from Volato, based on customer surveys conducted post-flight. The Company believes Net Promoter Score is a useful metric to measure the customer experience.
While Volato expects to provide updated information on the above KPIs on a quarterly basis, we are under no obligation, and expressly disclaim any obligation, to provide such information in the future, except as required by law.
Cautionary Note on Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the control of Volato that could cause actual results to differ materially from the results discussed in the forward-looking statements. The words "anticipate," "believe," continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "strive," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual events and results to differ materially from those contained in such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Annual Report on Form 10-K, filed with the SEC on March 26, 2024 and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Volato undertakes no obligation and does not intend to update or revise these forward-looking statements, whether because of new information, future events, or otherwise.
About Volato
Volato (NYSE American: SOAR) is a leader in private aviation, redefining air travel through modern, efficient, and customer-designed solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposit and charter programs, all powered by advanced, proprietary mission control technology. Volato's fractional programs uniquely offer flexible hours and a revenue share for owners across the world’s largest fleet of HondaJets, which are optimized for missions of up to four passengers. For more information visit www.flyvolato.com.
All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc. d/b/a Volato) or by an approved vendor air carrier.

Contacts
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media@flyvolato.com

For Investors:
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Source: Volato Group, Inc.